EXHIBIT 11 - COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS
PER SHARE
			    Nine Months Ended        Three Months Ended
		       _________________________   _________________________
		      September 30  September 30  September 30  September 30
			 1997          1996          1997           1996


Net Earnings            $311,698    $364,685     ( $30,490)     $13,521

Primary earnings
 per share:

Weighted average
 number of common
 shares outstanding    5,793,911   5,774,187     5,797,911    5,776,486

 Add:  Shares arising
   from the assumed
   exercise of stock
   options (as determined
   under the Treasury
   Stock Method)                0           0            0               0
			__________________________________________________


Weighted average of
 common and
 equivalent shares      5,793,911   5,774,187    5,797,911       5,776,486

 Primary earnings
  per share                  $.05        $.06    (    $.01)           $.00

			==================================================

Fully diluted earnings
 per share:

 Weighted average number
 of common shares
 outstanding (as
 determined for the
 Primary  earnings
 per share calculation
 above)                 5,793,911   5,774,187    5,797,911       5,776,486

 Add:  Additional shares
  arising from the
  assumed  exercise of
  stock options (as
  determined under the
  Treasury Stock Method)   80,580     115,380       90,999         111,112
			   _______________________________________________

  Weighted average of
  common and equivalent
  shares                5,874,491   5,889,567    5,888,910       5,887,598

   Fully diluted earnings
    per share                $.05        $.06    (    $.01)           $.00
			==================================================